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                                     [LETTERHEAD]


                                    (612) 340-5555

                                                                     EXHIBIT 5.1
                                    July 15, 1998


Hypertension Diagnostics, Inc.
2915 Waters Road
Suite 108
Eagan, MN 55121

     RE:  REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

     We have acted on behalf of Hypertension Diagnostics, Inc., a Minnesota corporation (the "Company") in connection with a Registration Statement on Form SB-2, File No. 333-53025 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission relating to 2,875,000 Units (the "Units"), each consisting of one share (the "Unit Shares") of Common Stock, $.01 par value (the "Common Stock") of the Company and one Class A Warrant (the "Warrants") to purchase one share of the Common Stock, and shares (the "Warrant Shares") of the Common Stock issuable upon exercise of the Warrants, all of which are to be issued by the Company. Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

     1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

     2. The Units, the Unit Shares, the Warrants and the Warrant Shares, when issued and sold as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              DOHERTY, RUMBLE & BUTLER
                              PROFESSIONAL ASSOCIATION


                              /s/ Girard P. Miller

                              Girard P. Miller